FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
ACQUIRES LAS VEGAS-BASED PALM MORTUARIES

Acquisition Furthers Strategic Growth in One of the Fastest–Growing Retirement Areas

HOUSTON, Texas, December 3, 2009 . . . Service Corporation International (NYSE:  SCI), the largest provider of deathcare products and services in North America, announced today that it has acquired Palm Mortuaries of Las Vegas, Nevada.  Palm Mortuaries is one of North America’s premier funeral and cemetery operations, with approximately $30 million in annual revenues and whose holdings include five funeral home and cemetery combination operations, three stand alone funeral homes, one flower shop and one monument shop.  The move provides a unique opportunity for SCI to expand its previously limited presence in one of the fastest-growing retirement areas in the U.S.

“We are delighted to bring Palm Mortuaries into the SCI portfolio and welcome its talented associates to our Dignity Memorial network of funeral, cremation and cemetery service providers,” said Tom Ryan, SCI president and chief executive officer.  “Palm Mortuaries’ long-standing reputation for outstanding customer service and solid operations make it a great addition to our Company.”

 “Our family has served the Las Vegas community for more than 50 years and we are delighted to join a company that will continue our tradition of care for generations to come,” said Ken Knauss, Palm Mortuaries president and chief executive officer. “We have taken great pride in serving the families of Las Vegas, and I am very pleased that by uniting with SCI, we will be able to offer those families the exceptional benefits available only through the Dignity Memorial Network.”

Under SCI’s Dignity Memorial brand, providers offer the most comprehensive, personalized services for families, including: National Transferability, which allows for the transfer of services to another Dignity Memorial provider more than 75 miles from the original point of purchase; Bereavement Travel assistance for family and friends; access to a 24-hour Compassion Helpline and a 100 percent service guarantee.

Terms of the transaction were not disclosed, but SCI added that the purchase was funded through cash on hand and will be immediately accretive to earnings and cash flow.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s largest provider of deathcare products and services.  At September 30, 2009, we owned and operated 1,250 funeral homes and 364 cemeteries (of which 206 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.  Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.  For more information about Service Corporation International, please visit our website at www.sci-corp.com.  For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Service Corporation International

Investors: Debbie Young - Director / Investor Relations     (713) 525-9088

Media: Lisa Marshall – Managing Director / Corporate Communications  (713) 525-3066